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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
                       Suspension of Duty to File Reports

                  Under Sections 13 and 15(d) of the Securities

                              Exchange Act of 1934.

                                                  Commission File Number 0-20963

                          UROQUEST MEDICAL CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

                          265 East 100 South, Suite 220
                           Salt Lake City, Utah 84111
                                 (801) 322-1554

               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                                  Common Stock
            (Title of each class of securities covered by this Form)

                                      None

                 (Titles of all other classes of securities for
                       which a duty to file reports under
                         section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)       /X/        Rule 12h-3(b)(1)(ii)      / /
         Rule 12g-4(a)(1)(ii)      /X/
         Rule 12g-4(a)(2)(i)       / /        Rule 12h-3(b)(2)(i)       / /
         Rule 12g-4(a)(2)(ii)      / /        Rule 12h-3(b)(2)(ii)      / /
         Rule 12h-3(b)(1)(i)       / /        Rule 15d-6                / /


         Approximate number of holders of record as of the certification or
notice date:     75

         Pursuant to the requirements of the Securities Exchange Act of 1934, UroQuest Medical Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  October 11, 1996.            BY:  /s/ Gregory S. Ayers
                                         --------------------------------
                                           Gregory S. Ayers, Vice President and
                                           Chief Financial Officer

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